SpaceDev, Inc.


                      Employee Stock Purchase Plan of 1999
                                   Prospectus


                                 AUGUST 31, 2000



Note: This Prospectus, when combined with the Company's Form S-8 registration statement, the Plan referenced above and each of the documents incorporated by reference into the Form S-8 registration statement and this Prospectus, when taken together, constitute as prospectus that meets the requirements of Section 10(a) of the Securities Act. This Prospectus will be sent or given to employees as specified by Rule 428(b)(1) of the General Regulations of the Securities Act of 1933. The information contained in this Prospectus is not required to be filed with the U.S. Securities Commission either as part of the Form S-8 registration statement or as a prospectus pursuant to Rule 424.

                    PART I TO FORM S-8 REGISTRATION STATEMENT

                      EMPLOYEE STOCK PURCHASE PLAN OF 1999

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item  1.  Plan  Information.

     General  Plan  Information

     The Employee Stock Purchase Plan of 1999 (the "Plan") was adopted by the shareholders of SpaceDev, Inc. (the "Company") at its 1999 Annual Shareholders' Meeting on June 30, 1999. The Plan was adopted to enable the Company to provide a convenient method for eligible employees to become shareholders in the Company. The Company believes that employee participation in the ownership of the business will be to the mutual benefit of both employees and the Company.

     The Plan automatically terminates on June 30, 2005, but may be terminated or suspended at an earlier date upon the occurrence of one of the following events:

1) The filing for dissolution by the Company, or the merger or consolidation of the Company wherein the Company is not the surviving entity;

2) Termination by the Board of Directors, provided that no employee's existing rights under the Plan are adversely affected; and

3)  All  shares  reserved  under  the  Plan  have  been  purchased.

     The Board of Directors may amend the Plan at any time without notice, provided that no employee's existing rights under any offering already made under the Plan are not adversely affected. The Plan may not be amended to increase the number of Shares reserved for the Plan to a number in excess of 1,000,000 unless shareholder approval is obtained.

     The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is administered by the Company's Board of Directors, which may appoint an administrative committee. The Directors are elected to the Board at each annual shareholder meeting of the Company, for a term of one year or until the next annual shareholder meeting. The Directors may be removed by a vote of the shareholders, or by a majority of the Board of Directors under certain circumstances. Any vacancies on the Board of Directors may be filled by a majority vote of the Board of Directors until the next annual shareholder meeting.

     You  may  obtain  additional  information  regarding  the   Plan  and   its
administrators by contacting the Company at 13855 Stowe Drive, Poway, California 92064, telephone number (858) 375-2000.

Securities  to  be  Offered

     The Company may offer up to 1,000,000 shares of its $.0001 par value common stock

(the Shares") pursuant to the Plan. The Company's Common Stock is traded on the Over the Counter

      Bulletin Board from Employee Stock Purchase Plan Prospectus - 1 of 6

     August 1998 under the symbol "SPDV." The following table sets forth the trading history of the Common Stock for each quarter as reported by Tradeline. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.



END DATE    HIGH          LOW        CLOSE
03/31/99     2 1/2       1 7/8       2 1/4
06/30/99     2 3/8       1 1/2       2 1/4
09/30/99     2 3/8       1 1/8       1 3/8
12/31/99     1 7/8         7/8       1 1/8
03/31/00         2       25/32       1 3/4
06/30/00     1 7/8         1/2       1 1/4
08/31/00*  1 11/16         3/4           1


*Partial  Period  Information

     Employees  Who  May  Participate  in  the  Plan

     Any employee of the Company or any of its subsidiaries who is in the employ of the Company or subsidiary on an offering commencement date is eligible to participate in that offering, except (a) employees whose customary employment is less than 20 hours per week, and (b) employees whose customary employment is for not more than five months in any calendar year.

     If you own 5% or more the Company's total combined voting stock or value of all classes of its shares, you are not eligible for Plan participation. Additionally, you are not eligible for Plan participation if your right to purchase Shares under this Plan, and all other employee stock purchase plans of the Company or its subsidiaries, will accrue at a rate which exceeds $25,000 of the fair market value of the Shares for each calendar year in which your right to subscribe is outstanding.

     Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

     The Company will conduct twelve six-month offerings under the Plan. The first of these offerings commenced on August 1, 1999, with each offering thereafter commencing on either August 1 or February 1 of each year until termination of the Plan. The final offering under the Plan will commence on February 1, 2005 and end on June 30, 2005. In order to become eligible to purchase Share under the Plan, you must sign an enrollment agreement on or before commencement of the offering in which you would like to participate. The Company will commence making payroll deduction from your base pay, as indicated in your enrollment agreement, on the offering date, and will continue to make the deductions until the offering is terminated.

                Employee Stock Purchase Plan Prospectus - 2 of 6

     Although the Company will automatically re-enroll you for participation in the next offering, you are not required to continue your participation and may file for withdrawal at any time during the offering period. If you are re-enrolled for subsequent offerings under the Plan, the Company will use the balance in your account for option exercises in the new offering. The balance of your account will be refunded to you upon termination of the Plan or your employment with the Company.

     At the end of each offering, the number of Shares purchased by you will be deposited into an account established in your name with a stock brokerage of other financial services firm.

     The purchase price per share for Shares purchased in any offering under the Plan shall be the lesser of (a) 85% of the fair market value of the stock on the offering date; or (b) 85% of the fair market value of the stock on the last business day of the offering. The fair market value of the stock will be the closing ask price as reported on the Nasdaq Over-The-Counter Bulletin Board or, if the stock is traded on an exchange, the closing price on that exchange. Currently, the Company's Common Stock is being traded on the OTCBB.

     Shares may be purchased in an offering under the Plan only by means of payroll deduction. You may not make any separate cash payment into your account or use cash to purchase Shares. At the time you file your authorization for a payroll deduction, you may elect to have deductions made from your pay on each payday during the time you participate at a rate of 2%, 4%, 6%, 8% or 10% of your base pay. You may discontinue your participation in the Plan, but may not make any other change during an offering. Specifically, you may not alter the rate of your payroll deduction for that offering.

     Resale  Restrictions

     The Plan is designed to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Section 423 requires employees participating in the Plan to hold their stock for a period of two (2) years from the granting of an option or one (1) year from the date the Shares are transferred to him or her. In addition, you will be required to remain as an employee of the Company at all time from the date an option is granted until three (3) months before the date of exercise. As a participant in the Plan, you are free to undertake a disposition of the Shares in your account at any time, whether by sale, exchange, gift or other transfer of legal title, so long as you have met the appropriate holding period. Once you have satisfied the holding requirements, you may move your Share to another brokerage account or request that a stock certificate be issued and delivered to you.

NOTE: If you are a participant who is not subject to payment of U.S. income tax, you may move your shares or request a stock certificate without regard to the
Section  423  holding  period.

     Shares sold under the Plan will generally be restricted as to resale pursuant to the Securities Act of 1933 Rule 701 and Rule 144. However, the Company has filed for registration of the Shares on Form S-8 in order to allow employees participating in the Plan to re-sell their Shares pursuant to the Reoffer Prospectus which is a part thereof. Please be advised that any sales made pursuant to the Reoffer Prospectus must either be registered or subject to an available exemption on the securities laws of the state in which the purchaser resides.


                Employee Stock Purchase Plan Prospectus - 3 of 6

     Tax  Effects  of  Plan  Participation

     Set forth below is a brief discussion of certain specific federal income tax considerations for recipients of awards under the Plan, as set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The discussion does not purport to deal with all aspects of federal taxation that may be relevant to particular investors in light of their personal investment circumstances. Accordingly, you are advised to consult your own tax advisor regarding the federal, state, local or other tax consequences of awards granted to you under the Plan.

     STOCK GRANTS AND PURCHASES. A stock grant or purchase under the Plan will generally be treated as a purchase of stock. The tax consequences of these types of awards will vary depending on whether the stock is vested at the time you receive it, and whether you make a section 83b election as to unvested stock. Generally, your stock is vested if you can sell it, or if you can keep the stock (or at least receive full value for it) when you stop working for the Company. If you cannot sell the stock and you either forfeit it or sell it back for less than full value if you leave your job, the stock is not vested under the Code.

Vested Stock - When you receive vested stock from the Company, you must report income for the year you receive it in an amount equal to the fair market value of the stock at the time you received it, reduced by the amount you paid for it, if any. Although you may experience capital gain upon a later sale of the stock, the income you must report upon receipt of the award is compensation income. The amount of tax you pay will, of course, depend on your tax bracket, and there is a chance that the value of the stock will push you into a higher tax bracket than your usual one.

If you are an employee of the Company, the Company is required to withhold on the income you report. In order to satisfy this requirement, the Company may require you to pay the withholding amount in cash at the time the award is granted. The amount paid to cover the applicable withholding taxes will be a credit against the tax you owe when you file your return, but may be insufficient to cover the full amount of the tax due on the compensation income reported, depending on a number of factors, including your tax bracket. Note that the withholding tax may not be included in your capital gain upon a later sale of the stock.

When you do sell the stock, you will be treated the same as if you had purchased it on the date the Company gave it to you for an amount equal to the amount you paid plus the amount of income you reported. In other words, even if you didn't pay anything for the stock, you will have basis equal to the amount of income reported. If you sell the stock after holding it for a year or less, you should experience shortterm capital gain or loss on the sale. If you hold the stock for more than a year, you should experience long-term capital gain or loss on the sale.

Unvested Stock - When you receive unvested stock from the Company, you have a choice as to tax treatment. Under the general rule, you report nothing at the time of receipt, but you will be required to report compensation income equal to the difference between the fair market value of the stock and the amount that you paid for it when it does vest. Since fair market value is determined on the vesting date, if the value of the stock goes up while you hold it, you will end up reporting that added value as compensation


                Employee Stock Purchase Plan Prospectus - 4 of 6

income when the stock vests. Prior to the vesting of the stock, you must keep a record of what stock you acquired, when you received it and the amount, if any, you paid for it, so that you can report income/loss or capital gain/loss when the stock vests or upon a later sale of the stock, respectively.

Upon sale of the stock, you will experience a capital gain or loss. However, your basis here will be the amount you paid for the stock plus the amount of income you reported at the time the stock became vested. You will only recognize a long-term gain if you hold the stock more than one year after the vesting date.

NOTE: Although it is the Company's current policy not to pay dividends on its Common Stock, you should be aware that if dividends are paid out during the period between receipt of the stock grant and the vesting of the stock, the dividends will be taxed as compensation, and will be included on your W-2 rather than on Form 1099-DIV.

If you stop working for the Company prior to the vesting of the stock, you may be required to forfeit the stock or sell it back to the Company at the price you paid for it, if any. If you forfeit the stock in this manner, you will report no gain or loss. Because you did not report income upon receipt of the stock you will have no deduction for any increase in value while you held the stock. If you sell the stock back to the Company for less than you paid for it, you should be able to report a capital loss.

Section 83b - As an alternative to the general tax treatment of unvested stock described above, the recipient of unvested stock may elect to be taxed under
Section 83b of the Code. In order to make a Section 83b election, you must send a notice to the Internal Revenue Service within 30 days after you receive the stock. You are advised to consult with your personal financial advisor prior to making any Section 83b election as to the advisability of the resulting tax treatment.

If you make an election under Section 83b, you are treated as though the stock were vested upon receipt. (See the preceding discussion regarding vested stock for tax treatment.) You must value the stock as of the date of receipt, and ignore any temporary restrictions on your ability to transfer ownership.

There is a risk to making a Section 83b election on unvested stock because, if you forfeit the stock after making the election, the law does not permit a deduction for the taxes reported or paid upon receipt of the stock.

     STOCK OPTIONS. On the offering date (either August 1st or February 1st for each year the Plan is in effect), the Company is deemed to have granted an option to each participant for as many full shares as he or she will be able to purchase with the payroll deductions credited to the participant's account during participation. An employee who continues to be a participant in an offering on the last business day of that offering shall be deemed to have exercised his or her option on that date and shall be deemed to have purchased the number of full Shares reserved for the Plan as the employee's accumulated payroll deductions will pay for at the option price. If you are the recipient of such an option, you will be taxed upon the exercise of the option



                Employee Stock Purchase Plan Prospectus - 5 of 6

(the last date of the Offering). Your income tax treatment will vary, however, according to whether the Shares received are vested or unvested, and according to your tax bracket. You may make a Section 83b election as the unvested stock received. (See the above discussions of vested and unvested stock for tax treatment uponexercise.)

     Unlike an NSO, the Company is not allowed to take a deduction for the value of options or stock issued under an ISO. The Company will receive a deduction in the amount of the holder's taxable gain on NSOs issued under the Plan.

     Withdrawal  from  the  Plan;  Assignment  of  Interest

     You may withdraw from an offering under the Plan at any time prior to the last business day of the offering by delivering a notice to the Company, and the Company will refund the entire balance of your deductions. In order to re-enter the Plan, you would then file a new enrollment agreement. Your re-entry in the Plan will not become effective until the next offering. If you are an officer of the Company, you may not re-enter the plan before the beginning of the second offering following your withdrawal, in order to meet the provisions of Section 16 of the Securities Exchange Act of 1934.

     You may not sell, assign, transfer, pledge or otherwise dispose of or encumber either the payroll deductions credited tot he employee's account or any rights with regard to the exercise of an option or to receive Shares under the Plan, other than by will or the laws of descent and distribution. You may not subject your rights and interests under the Plan to any debts, contracts or other liabilities.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     Upon the written or oral request by a participant in any of the Plan, the Company will provide any of the documents incorporated by reference in Item 3 of
Part II of its Registration Statement on Form S-8 (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such plans. All of such documents and information will be available without charge. Any and all such requests should be directed to the Company at 13855 Stowe Drive, Poway, California 92064, telephone number
(858)  375-2025,  attention  Corporate  Secretary.

                Employee Stock Purchase Plan Prospectus - 6 of 6